Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of September 24, 2022, Apple Inc. (“Apple” or the “Company”) had eleven classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $0.00001 par value per share (“Common Stock”); (ii) 1.000% Notes due 2022 (the “2022 Notes”); (iii) 1.375% Notes due 2024 (the “2024 Notes”); (iv) 0.000% Notes due 2025 (the “0.000% 2025 Notes”); (v) 0.875% Notes due 2025 (the “0.875% 2025 Notes”); (vi) 1.625% Notes due 2026 (the “2026 Notes”); (vii) 2.000% Notes due 2027 (the “2027 Notes”); (viii) 1.375% Notes due 2029 (the “1.375% 2029 Notes”); (ix) 3.050% Notes due 2029 (the “3.050% 2029 Notes”); (x) 0.500% Notes due 2031 (the “2031 Notes”); and (xi) 3.600% Notes due 2042 (the “2042 Notes,” and together with the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes, the 3.050% 2029 Notes, and the 2031 Notes, the “Notes”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The Nasdaq Stock Market LLC.
DESCRIPTION OF COMMON STOCK
The following is a description of the rights of Common Stock and related provisions of the Company’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) and applicable California law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable California law.

Authorized Capital Stock
The Company’s authorized capital stock consists of 50,400,000,000 shares of Common Stock.

Common Stock
    Fully Paid and Nonassessable
    All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights
The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders. Holders of shares of Common Stock are not entitled to cumulative voting rights.

Except as described below or as required by law, all matters to be voted on by shareholders must be approved by the affirmative vote of (i) a majority of the shares present or represented by proxy and voting and (ii) a majority of the shares required to constitute a quorum.

In an election of directors where the number of nominees exceeds the number of directors to be elected, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares will be elected.

The Company’s entire Board of Directors or any individual director may be removed without cause by an affirmative vote of a majority of the outstanding shares entitled to vote, subject to the provisions of the Company’s Bylaws.

Vacancies created by the removal of a director must be filled only by approval of the shareholders, or by the unanimous written consent of all shares entitled to vote. The shareholders may elect a director at any time to fill a vacancy not filled by the directors, but any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote thereon.

An amendment of the Bylaws or the Articles may be adopted by the vote of the majority of the outstanding shares entitled to vote. Any amendment of the Bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by the shareholders; provided, however, that an amendment of the Bylaws or the Articles reducing the fixed number or the minimum number of directors to less than five cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote.

Any shareholders’ meeting may be adjourned from time to time by the vote of a majority of the shares present in person or represented by proxy.

Dividends
The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion from funds legally available therefor.

Right to Receive Liquidation Distributions
Upon liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to receive pro rata all assets remaining available for distribution to holders of such shares.

No Preemptive or Similar Rights
Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.

Anti-Takeover Provisions of the Articles, Bylaws and California Law
Provisions of the Articles and Bylaws may delay or discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, the Articles and Bylaws:

•provide that, except for a vacancy caused by the removal of a director as provided in the Bylaws, a vacancy on the Company’s Board of Directors may be filled by a person selected by a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director;

•provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a shareholder’s notice, including with respect to a shareholder’s notice under Rule 14a-19 of the Exchange Act;

•provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Common Stock representing an aggregate of at least 3% of the Company’s outstanding shares of Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s Board of Directors, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws;

•do not provide for cumulative voting rights for the election of directors; and

•provide that special meetings of the shareholders may only be called by (i) the Board of Directors, the Chair of the Board of Directors or the Chief Executive Officer or (ii) one or more holders of shares entitled to cast not less than ten percent (10%) of the votes on the record date established pursuant to the Company’s Bylaws, provided that the shareholder(s) satisfy requirements in the Bylaws.

In addition, as a California corporation, the Company is subject to the provisions of Section 1203 of the California General Corporation Law, which requires it to provide a fairness opinion to its shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.

Listing
The Company’s Common Stock is listed on The Nasdaq Stock Market LLC under the trading symbol “AAPL.”

DESCRIPTION OF DEBT SECURITIES
The following description of the Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference, as applicable, to the Indenture, dated as of April 29, 2013, between Apple Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2013 Indenture”) and the Indenture, dated as of November 5, 2018, between Apple Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2018 Indenture,” and together with the 2013 Indenture, the “Indentures”). References in this section to the “Company,” “us,” “we” and “our” are solely to Apple Inc. and not to any of its subsidiaries, unless the context requires otherwise.

The Notes
Each of the Notes were issued under the applicable Indenture, which provides that debt securities may be issued under such Indenture from time to time in one or more series. The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Indentures do not limit the amount of debt securities that we may issue thereunder. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold; provided, however, that any additional debt securities will have a separate ISIN number unless certain conditions are met.

The 2022 Notes
We issued €1,400,000,000 aggregate principal amount of the 2022 Notes on November 10, 2014. The maturity date of the 2022 Notes is November 10, 2022, and interest at a rate of 1.000% per annum is paid annually on November 10 of each year, beginning on November 10, 2015, and on the maturity date. As of October 14, 2022, €1,400,000,000 aggregate principal amount of the 2022 Notes was outstanding.

The 2024 Notes
We issued €1,000,000,000 aggregate principal amount of the 2024 Notes on September 17, 2015. The maturity date of the 2024 Notes is January 17, 2024, and interest at a rate of 1.375% per annum is paid annually on January 17 of each year, beginning on January 17, 2016, and on the maturity date. As of October 14, 2022, €1,000,000,000 aggregate principal amount of the 2024 Notes was outstanding.

The 0.000% 2025 Notes
We issued €1,000,000,000 aggregate principal amount of the 0.000% 2025 Notes on November 15, 2019. The maturity date of the 0.000% 2025 Notes is November 15, 2025, and interest at a rate of 0.000% per annum is paid annually on November 15 of each year, beginning on November 15, 2020, and on the maturity date. As of October 14, 2022, €1,000,000,000 aggregate principal amount of the 0.000% 2025 Notes was outstanding.

The 0.875% 2025 Notes
We issued €1,250,000,000 aggregate principal amount of the 0.875% 2025 Notes on May 24, 2017. The maturity date of the 0.875% 2025 Notes is May 24, 2025, and interest at a rate of 0.875% per annum is paid annually on May 24 of each year, beginning on May 24, 2018, and on the maturity date. As of October 14, 2022, €1,250,000,000 aggregate principal amount of the 0.875% 2025 Notes was outstanding.

The 2026 Notes
We issued €1,400,000,000 aggregate principal amount of the 2026 Notes on November 10, 2014. The maturity date of the 2026 Notes is November 10, 2026, and interest at a rate of 1.625% per annum is paid annually on November 10 of each year, beginning on November 10, 2015, and on the maturity date. As of October 14, 2022, €1,400,000,000 aggregate principal amount of the 2026 Notes was outstanding.

The 2027 Notes
We issued €1,000,000,000 aggregate principal amount of the 2027 Notes on September 17, 2015. The maturity date of the 2027 Notes is September 17, 2027, and interest at a rate of 2.000% per annum is paid annually on September 17 of each year, beginning on September 17, 2016, and on the maturity date. As of October 14, 2022, €1,000,000,000 aggregate principal amount of the 2027 Notes was outstanding.

The 1.375% 2029 Notes
We issued €1,250,000,000 aggregate principal amount of the 1.375% 2029 Notes on May 24, 2017. The maturity date of the 1.375% 2029 Notes is May 24, 2029, and interest at a rate of 1.375% per annum is paid annually on May 24 of each year, beginning on May 24, 2018, and on the maturity date. As of October 14, 2022, €1,250,000,000 aggregate principal amount of the 1.375% 2029 Notes was outstanding.

The 3.050% 2029 Notes
We issued £750,000,000 aggregate principal amount of the 3.050% 2029 Notes on July 31, 2015. The maturity date of the 3.050% 2029 Notes is July 31, 2029, and interest at a rate of 3.050% per annum is paid semi-annually on January 31 and July 31 of each year, beginning on January 31, 2016, and on the maturity date. As of October 14, 2022, £750,000,000 aggregate principal amount of the 3.050% 2029 Notes was outstanding.

The 2031 Notes
We issued €1,000,000,000 aggregate principal amount of the 2031 Notes on November 15, 2019. The maturity date of the 2031 Notes is November 15, 2031, and interest at a rate of 0.500% per annum is paid annually on November 15 of each year, beginning on November 15, 2020, and on the maturity date. As of October 14, 2022, €1,000,000,000 aggregate principal amount of the 2031 Notes was outstanding.

The 2042 Notes
We issued £500,000,000 aggregate principal amount of the 2042 Notes on July 31, 2015. The maturity date of the 2042 Notes is July 31, 2042, and interest at a rate of 3.600% per annum is paid semi-annually on January 31 and July 31 of each year, beginning on January 31, 2016, and on the maturity date. As of October 14, 2022, £500,000,000 aggregate principal amount of the 2042 Notes was outstanding.

Ranking
The Notes are our senior unsecured indebtedness and rank equally with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. However, the Notes are structurally subordinated to any indebtedness and preferred stock, if any, of our subsidiaries and are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries. The Indentures do not restrict our ability or that of our subsidiaries to incur additional indebtedness.

Payment on the Notes
All payments of principal of, the redemption price (if any), and interest and additional amounts (if any) on the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes are payable in euro, provided that, if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes will be made in U.S. dollars, until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the 2022 Notes, the

2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes so made in U.S. dollars will not constitute an event of default under such Notes or the applicable Indenture.

With respect to the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

All payments of principal of, the redemption price (if any), and interest and additional amounts (if any) on the 3.050% 2029 Notes and the 2042 Notes are payable in pounds sterling, or, if the United Kingdom adopts euro as its lawful currency, in euro. If pounds sterling or, in the event the Notes are redenominated into euro, euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or, in the event the notes are redenominated into euro, the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 3.050% 2029 Notes and the 2042 Notes will be made in U.S. dollars until the pound sterling or euro, as the case may be, is again available to the Company or so used. The amount payable on any date in pounds sterling or, in the event such Notes are redenominated into euro, euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/pounds sterling or, in the event the Notes are redenominated into euro, the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the 3.050% 2029 Notes and the 2042 Notes so made in U.S. dollars will not constitute an event of default under such Notes or the 2013 Indenture.

With respect to the 3.050% 2029 Notes and the 2042 Notes, “Business Day” means any day which is not a day on which banking institutions in The City of New York or London or the relevant place of payment are authorized or required by law, regulation or executive order to close.
Payment of Additional Amounts
The terms of the Notes state that all payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

All of the Notes also contain a covenant substantially similar to the following:

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or the paying agent of the Company for the applicable Notes (“Paying Agent”) of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge (“Tax”) imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)to any Tax that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds the Notes), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(d)being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);
(e)being a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code; or
(f)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)to any Tax that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Tax (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and any documentation requirement under an applicable income tax treaty);

(4)to any Tax that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)to any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Tax;

(7)to any Tax required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(8)to any Tax that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)to any Tax imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)in the case of any combination of items (1) through (9) above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” the Company will not be required to make any payment for any Tax imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision. As used under “—Payment of Additional Amounts” and under “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Redemption for Tax Reasons
If, as a result of any change in, or amendment to, or, in the case of the 0.000% 2025 Notes and the 2031 Notes, introduction of, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement, we become, or based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described above under the heading “Payments of Additional Amounts” with respect to a series of the Notes, then we may at our option redeem, in whole, but not in part, in the case of the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2027 Notes, the 3.050% 2029 Notes and the 2042 Notes, the Notes of such series on not less than 30 nor more than 60 days’ prior notice, in the case of the 0.875% 2025 Notes and the 1.375% 2029 Notes, the Notes of such series on not less than 15 nor more than 60 days’ notice, and in the case of the 0.000% 2025 Notes and the 2031 Notes, the Notes of such series on not less than 10 nor more than 60 days’ prior notice, in each case at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to (and, in the case of the 0.000% 2025 Notes and the 2031 Notes, but not including) the date fixed for redemption.

Optional Redemption
We may redeem the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2027 Notes, the 3.050% 2029 Notes and the 2042 Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•100% of the principal amount of the Notes to be redeemed; or

•the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 5 basis points in the case of the 2022 Notes, plus 10 basis points in the case of the 2026 Notes, plus 15 basis points in the case of the 2024 Notes, the 3.050% 2029 Notes and the 2042 Notes and plus 20 basis points in the case of the 2027 Notes.

We may redeem the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 1.375% 2029 Notes and the 2031 Notes at our option, at any time in whole or from time to time in part, prior to the applicable Par Call Date at a redemption price equal to the greater of:

•100% of the principal amount of the Notes to be redeemed; or

•the sum of the present values of the remaining scheduled payments of principal and interest thereon assuming that the Notes matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points in the case of the 0.000% 2025 Notes, plus 15 basis points in the case of the 0.875% 2025 Notes and the 2031 Notes, and 20 basis points in the case of the 2029 Notes.

“Par Call Date” means (i) with respect to the 0.000% 2025 Notes, August 15, 2025 (three months prior to the maturity date of the 0.000% 2025 Notes), (ii) with respect to the 0.875% 2025 Notes, February 24, 2025 (three months prior to the maturity date of the 0.875% 2025 Notes), (iii) with respect to the 1.375% 2029 Notes, February 24, 2029 (three months prior to the maturity date of 1.375% 2029 Notes) and (iv) with respect to the 2031 Notes, August 15, 2031 (three months prior to the maturity of the 2031 Notes).

If any of the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 1.375% 2029 Notes or the 2031 Notes are redeemed on or after the applicable Par Call Date, the redemption price for such Notes will equal 100% of the principal amount of the Notes being redeemed.

In each case upon redemption of the Notes, we will pay accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

Installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the Notes and the applicable Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 2022 Notes, the 2024 Notes, the 2026 Notes and the 2027 Notes, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 3.050% 2029 Notes and the 2042 Notes, at the discretion of an independent investment bank selected by us, a United Kingdom government bond whose maturity is closest to the maturity of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 1.375% 2029 Notes and the 2031 Notes, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the applicable Par Call Date of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Covenants
The Indentures set forth limited covenants that apply to the Notes. However, these covenants do not, among other things:

•limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets
The Indentures provide that we may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person (if such person is not a corporation, then the Successor will include a corporate co-issuer of the debt securities) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable Indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•immediately after giving effect to such transaction, no default or event of default under the applicable Indenture has occurred and is continuing; and

•in the case of the 2013 Indenture, the trustee receives from us an officers’ certificate and an opinion of counsel that the transaction and such supplemental indenture, as the case may be, complies with the applicable provisions of the 2013 Indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the Indentures, the Successor will be substituted for us in the Indentures, with the same effect as if it had been an original party to the Indentures. As a result, the Successor may exercise our rights and powers under the Indentures, and we will be released from all our liabilities and obligations under the Indentures and under the debt securities.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default
Each of the following events are defined in the Indentures as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)    default in the payment of any installment of interest on any debt securities of such series for 30 days after becoming due;

(2)    default in the payment of principal of or premium, if any, on any debt securities of such series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)    default in the performance, or breach, of any covenant or agreement of ours in the applicable Indenture with respect to the debt securities of such series (other than a covenant or agreement, a default in the performance of which or a breach of which is elsewhere in the applicable Indenture specifically dealt with or that has expressly been included in the applicable Indenture solely for the benefit of a series of debt securities other than such series), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of, in the case of the 2013 Indenture, at least 25% in aggregate principal amount of the outstanding debt securities of that series, and in the case of the 2018 Indenture, at least 33% in aggregate principal amount of the outstanding debt securities of that series;

(4)    we, pursuant to or within the meaning of the Bankruptcy Law:

•commence a voluntary case or proceeding;

•consent to the entry of an order for relief against us in an involuntary case or proceeding;

•consent to the appointment of a custodian of us or for all or substantially all of our property;

•make a general assignment for the benefit of our creditors;

•file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•consent to the filing of such petition or the appointment of or taking possession by a custodian; or

•take any comparable action under any foreign laws relating to insolvency;

(5)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•appoints a custodian of us or for all or substantially all of our property; or

•orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws);

and the order or decree remains unstayed and in effect for 90 days (or, in the case of the 2018 Indenture, 90 consecutive days); or

(6)    any other event of default provided with respect to debt securities of such series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors. “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of, in the case of the 2013 Indenture, at least 25% in aggregate principal amount of the outstanding debt securities of such series, and in the case of the 2018 Indenture, at least 33% in aggregate principal amount of the outstanding debt securities of such series, by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of such series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the Indentures.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indentures.

We are required to furnish the trustee annually within 120 days after the end of our fiscal year a statement by one of our officers to the effect that, to the best knowledge of such officer, we are not in default in the fulfillment of any of our obligations under the applicable Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)    an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of such series;

(2)    in the case of the 2013 Indenture, the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of such series, and in the case of the 2018 Indenture, the holders of not less than 33% of the aggregate principal amount of the outstanding debt securities of such series have requested the trustee to institute proceedings in respect of such event of default;

(3)    the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4)    the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5)    no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. Each of the Indentures provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under such Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers
Modification and amendments of the Indentures and the Notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding series of Notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note of that series affected thereby:

•change the stated maturity of the principal of, or installment of interest on, any Note;

•reduce the principal amount of any Note or reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any Note;

•reduce any premium payable on the redemption of any Note or change the date on which any Note may or must be redeemed (in the case of the 2018 Indenture, it being understood that a change to any notice requirement with respect to such date shall not be deemed to be a change of such date);

•change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;

•impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any Note (or, in the case of redemption, on or after the redemption date);

•reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required in order to take certain actions;

•reduce the requirements for quorum or voting by holders of Notes in the applicable Indenture or the Note;

•modify any of the provisions in the applicable Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Notes except to increase any percentage vote required or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holder of each Notes affected thereby;

•make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities; or

•modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the Indentures and any series of Notes with respect to the following:

•to add to our covenants for the benefit of holders of all or any series of the Notes or to surrender any right or power conferred upon us;

•to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the applicable Indenture pursuant to the covenant described above under the caption “Covenants—Consolidation, Merger and Sale of Assets”;

•to add any additional events of default for the benefit of holders of all or any series of the Notes;

•to add one or more guarantees, and in the case of the 2018 Indenture, co-obligors, for the benefit of holders of the Notes;

•to secure the Notes pursuant to the covenants of the Indenture;

•to add or appoint a successor or separate trustee or other agent;

•to provide for the issuance of additional debt securities of any series;

•to establish the form or terms of the debt securities of any series as permitted by the Indenture;

•to comply with the rules of any applicable securities depository;

•to provide for uncertificated Notes in addition to or in place of certificated Notes;

•in the case of the 2013 Indenture, to add to, change or eliminate any of the provisions of the 2013 Indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•in the case of the 2018 Indenture, to add to, change or eliminate any of the provisions of the 2018 Indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination shall become effective only when there is no outstanding security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•to cure any ambiguity, omission, defect or inconsistency;

•to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of, in the case of the 2013 Indenture any series, and in the case of the 2018 Indenture, any outstanding series, in any material respect;

•to supplement any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes pursuant to the Indenture;

provided that any such action shall not adversely affect the interests of the holders of Notes of such series or any other series of debt securities in any material respect;

•to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded; and

•to add to, change or eliminate any of the provisions of the applicable Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended, and in the case of the 2013 Indenture, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding Notes of any series may, on behalf of the holders of all Notes of that series, waive compliance by us with certain restrictive provisions of the Indentures. The holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of that series, waive any past default and its consequences under the applicable Indenture with respect to the Notes of that series, except a default (1) in the payment of principal or premium, if any, or interest on Notes of that series or (2) in respect of a covenant or provision of the applicable Indenture that cannot be modified or amended without the consent of the holder of each Note of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the Indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of the Notes of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if due and payable) or to the maturity thereof or the redemption date of the Notes of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The Indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the Notes of a series (except for, among other things, obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to the Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the applicable Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the Notes of a series and clauses (3) and (6) under the caption “Events of Default” above will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations (as such term is modified below), or both, applicable to the Notes of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the Notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the Notes of any series, the amount in U.S. dollars, or U.S. government obligations (as such term is modified below), or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

With respect to the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes, the term “U.S. government obligations” shall instead mean (x) any security that is (i) a direct obligation of the German government or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government or the central bank of the German government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y)

certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

With respect to the 3.050% 2029 Notes and the 2042 Notes, the term “U.S. government obligations” shall instead mean (x) any security that is (i) a direct obligation of the United Kingdom government or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom government the payment of which is fully and unconditionally guaranteed by the United Kingdom government or the central bank of the United Kingdom government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the Notes of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Book-Entry and Settlement
The Notes were issued in book-entry form and are represented by global notes deposited with, or on behalf of, a common depositary on behalf of Euroclear and Clearstream, and are registered in the name of the common depositary or its nominee. Except as described herein, certificated notes will not be issued in exchange for beneficial interests in the global notes.

Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor, in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof in the case of the 2022 Notes, the 2024 Notes, the 0.000% 2025 Notes, the 0.875% 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 2031 Notes, and in minimum denominations of £100,000 principal amount and integral multiples of £1,000 in excess thereof in the case of the 3.050% 2029 Notes and the 2042 Notes, if:

1.the common depositary notifies us that it is unwilling or unable to continue as depositary or if the common depositary ceases to be eligible under the applicable Indenture and we do not appoint a successor depository within 90 days;

2.    we determine that the Notes will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or

3.    an event of default with respect to the Notes will have occurred and be continuing.

Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary or its nominee.

The Trustee for the Notes
The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indentures. We have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. and its affiliates (“BNYM”). We may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, BNYM acts as trustee and as paying agent with respect to other debt securities issued by us, and may do so for future issuances of debt securities by us as well.